HEI Exhibit 4.1
RESTATED SEVENTH AMENDMENT TO TRUST AGREEMENT AMONG
HAWAIIAN ELECTRIC INDUSTRIES, INC. AND AMERICAN SAVINGS BANK, F.S.B.
AND
FIDELITY MANAGEMENT TRUST COMPANY

    THIS RESTATED SEVENTH AMENDMENT TO THE TRUST AGREEMENT AMONG HAWAIIAN ELECTRIC INDUSTRIES, INC., AMERICAN SAVINGS BANK, F.S.B. (ASB) AND FIDELITY MANAGEMENT TRUST COMPANY (the “Trust Agreement” and formerly the “Master Trust Agreement”) (the “Restated Seventh Amendment”) is made and entered into as of midnight on January 1, 2025 (the “Effective Date”), by and among Hawaiian Electric Industries, Inc. (“HEI”), American Savings Bank, F.S.B. (“ASB”) and Fidelity Management Trust Company (the “Trustee”, and collectively with HEI and ASB, the “Parties”).

The sole purpose of this Restated Seventh Amendment is to conform the Effective Date, as stated in the Seventh Amendment, to the original understanding and intent of the Parties.

WITNESSETH:
    WHEREAS, the Parties heretofore entered into a master trust agreement for the Hawaiian Electric Industries Retirement Savings Plan (the “HEIRS Plan”) and the American Savings Bank 401(k) Plan, dated as of September 4, 2012, and amended by a First Amendment, effective March 1, 2015, by a Second Amendment, effective January 1, 2018, by a Third Amendment, effective July 1, 2018, by a Fourth Amendment, effective June 26, 2019, by a Fifth Amendment, effective March 1, 2020, by a Sixth Amendment, effective January 1, 2023, and further amended by letters of direction that were executed by the Hawaiian Electric Industries, Inc., American Savings Bank, F.S.B. and the Trustee and that specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment;

    WHEREAS, as of the Effective Date, ASB is removed as a party to the Master Trust Agreement, and as a result as of the Effective Date the master trust is converted to a single trust;

    WHEREAS, in accordance with the removal of ASB as a party to the Master Trust Agreement, as of the Effective Date the American Savings Bank 401(k) Plan is removed from the Trust Agreement; and

WHEREAS, the Parties now desire to amend the Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Parties hereby amend the Trust Agreement as of the Effective Date, as follows:

(1)Replacing any and all references to “Master Trust Agreement” or “Master Trust” with “Trust Agreement” and “Trust”, respectively.

(2)Removing any and all references to “American Savings Bank, F.S.B.” throughout.

(3)Removing any and all references to the “American Savings Bank 401(k) Plan” throughout.

Hawaiian Electric Industries, Inc - Large    Confidential Information
Restated Seventh Amendment – Qual Trust
Plan #56566 & 75615

(4)Restating the First WHEREAS clause to read as follows:

WHEREAS, the Sponsor is the sponsor of the Hawaiian Electric Industries Retirement Savings Plan, as amended from time to time (the “Plan”); and

(5)Removing the 4th, 5th, 6th, and 8th WHEREAS clauses in their entirety.

(6)Amending Section 1, Definitions, to restate subsection “(a) ‘Administrator’” in its entirety as follows:

(a)“Administrator”
“Administrator” means HEI with respect to the Plan or such other committee, individual or entity that is so designated by the terms of the Plan. The Sponsor shall notify the Trustee in writing of any change in the Administrator.

(7)Amending Section 1, Definitions, to remove subsection “(d) ‘ASB 401(k) Plan”’ in its entirety, and re-letter all subsequent subsections accordingly.

(8)Amending Section 1, Definitions, to restate subsection “(ee) ‘Plan’” in its entirety as follows:

(ee) “Plan”
“Plan” means the HEIRS Plan, as it may be amended from time to time (the “Plan”).

(9)Amending Section 1, Definitions, to restate subsection “(kk) ‘Trust’” in its entirety as follows:

(kk) “Trust”
“Trust” means the Hawaiian Electric Industries Retirement Savings Plan Trust, being the trust maintained by the Sponsor and the Trustee pursuant to the provisions of this Agreement.

(10)Amending Section 3, Exclusive Benefit and Reversion of Sponsor Contributions, to remove the phrase “allocable to a Plan” from the first sentence thereof.

(11)Amending Section 4, Disbursements, to restate the last sentence thereof in its entirety as follows:

The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement.

(12)Amending subsection (b) (regarding “Available Investment Options”) of Section 5, Investment of Trust, to remove from the first sentence thereof the words “with respect to the Plan.”

(13)Amending Section 6, Recordkeeping and Administrative Services to Be Performed, to remove subsection (f), “Allocation of Interests,” in its entirety.

(14)Amending Section 20, General, to remove subsection (b), “Delegation by Participating Employer,” in its entirety.
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Hawaiian Electric Industries, Inc. - Large    Confidential Information
Restated Seventh Amendment – Qual Trust
Plan #56566 & 75615

(15)Amending Section 24, Plan Qualification, to remove the second paragraph thereof in its entirety.

IN WITNESS WHEREOF, the Parties have caused this Restated Seventh Amendment to be executed by their duly authorized officers as set forth below. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective Party. Notwithstanding any contradictory provision of the Trust Agreement, each Party may rely without duty of inquiry on the foregoing representation. The Sponsor acknowledges that this Restated Seventh Amendment may contain service and/or compensation information intended by the Trustee to satisfy the disclosure requirements of Department of Labor regulation section 2550.408b-2(c)(1).

HAWAIIAN ELECTRIC INDUSTRIES, INC.    FIDELITY MANAGEMENT TRUST
AND AMERICAN SAVINGS BANK, FSB    COMPANY

BY: HAWAIIAN ELECTRIC INDUSTRIES,
INC. PENSION INVESTMENT COMMITTEE

By: _/s/ Scott Seu_________________6/23/2025     By: _/s/ Christina Marschinke_______6/24/2025
Authorized Signatory Date        Authorized Signatory Date
Name: _Scott Seu________________________

Title: _Chairman_________________________

By: _/s/ Kurt Murao_______________6/23/2025
Authorized Signatory Date

Name: _Kurt Murao______________________

Title: _Secretary_________________________
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Hawaiian Electric Industries, Inc. - Large    Confidential Information
Restated Seventh Amendment – Qual Trust
Plan #56566 & 75615